                                                           Rule 424(b)(3)
                                                           File No. 333-38545

Pricing Supplement No. 17                                  Dated: July 20, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)



U.S. $2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series H

(Registered Notes-Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $16,000,000           Issue Price: 100%

Original Issue Date: July 23, 1998      Stated Maturity Date: July 24, 2000

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
       (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
       (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
       (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [X] Other:

Interest Reset : N/A

Interest Payment Period :  Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
N/A

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 24th day of January, and July beginning January 24, 1999 up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A

                                                           Rule 424(b)(3)
                                                           File No. 333-38545

Pricing Supplement No. 17                                  Dated: July 20, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


Initial Interest Rate: 5.93%

Index Maturity: N/A

Day Count Convention: 30/360

Maximum Interest Rate: N/A             Minimum Interest Rate: N/A

Spread (+/-): N/A                      Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .093%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 17
                       UNDER MTN-SERIES H PROGRAM: $1,652,000,000
                   b)  CUSIP #42333HJZ6

Agent: ABN AMRO Incorporated
       1325 Avenue of the Americas
       10th Floor
       New York, New York 10019